EXHIBIT 99(i)

FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces Quarterly Cash Dividend,

Stock Buyback Authorization Of Up To 10 Million Shares

ST. LOUIS, November 17, 2006 – The Board of Directors of A.G. Edwards, Inc. (NYSE: AGE) declared a regular quarterly cash dividend of 20 cents per share, payable on January 2, 2007 to stockholders of record December 8, 2006.

Additionally, the Board of Directors authorized the repurchase of up to 10 million of its outstanding common shares, effective Jan. 1, 2007 and ending Dec. 31, 2008.

Under the Board’s authorization, shares of the company’s common stock may be repurchased from time to time in the open market or through private transactions. The Board gave management discretion as to the timing of buybacks and whether to purchase any or all of the authorization. Shares repurchased, will be used, in part, to offset dilution from the company’s stock-based employee-benefits and employee-compensation plans.

Over the five-year period ended Aug. 31, 2006, the company through its buybacks reduced its average common and common equivalent shares outstanding from 81.1 million to 76.6 million. As of Oct. 31, 2006, A.G. Edwards, Inc. has repurchased approximately 5.5 million shares under the buyback authorization that began Nov. 22, 2004 and remains in effect until Dec. 31, 2006.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. Drawn to the firm’s client-first philosophy, individuals and businesses have turned to A.G. Edwards for sound advice and access to a wide array of investment products and services that can help them meet their financial goals and objectives. Founded in 1887, A.G. Edwards and its affiliates employ nearly 6,700 financial consultants in 741 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

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